UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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☐ Definitive Proxy Statement

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Nikola Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Talking Points for Proactive Outreach to Investors (Haven’t Voted Yet)

•Hi there, it’s [NAME] calling from Nikola; I am the [title of caller].

•You are an important Nikola shareholder and therefore play a critical role in our future. I’m reaching out directly regarding a very important vote we have coming up at our Annual Meeting on June 30. The deadline to vote is June 29 at 11:59 ET so there are only a few days left to vote.

•You may have seen or received communications about voting over the past month. We need your vote FOR Proposal 2, which would allow us to increase the number of authorized shares of our company’s common stock.

•Importantly, approval would provide Nikola with increased flexibility to support, among other things, the growth of our business.

•We are excited about the many milestones we have reached at Nikola and Proposal 2 will help to ensure that we continue moving forward toward our vision.

•I want to make sure you have the voting information so you can vote after we get off this call.
◦By Phone: (855) 935-2562
◦Online: www.proxyvote.com

•Please let me know if you have any questions. On behalf of all of us here at Nikola, thank you for supporting our company and our ambitious vision for the future.

Points related to share count and liquidity:
•Nikola has 600 million shares authorized and approximately 495 million fully diluted shares, which includes 433 million shares outstanding and 62 million in options, RSUs and warrants. Nikola also has approximately 71 million of reserved / unissued shares from ELOC and convertible notes. The combination of these means Nikola has approximately 567 million fully diluted and reserved/unissued shares, as of June 8, 2022.

•This only leaves us with approximately 33 million shares available for other purposes, which is why approving this proposal is so important as it increases the authorized shares of common stock to 800 million.

•Without an increase in the number of authorized shares of common stock, Nikola may be constrained in its ability to raise capital to support its business objectives, and may lose important business opportunities, including to competitors, which could adversely affect our financial performance and growth.

•We have previously communicated publicly that we would like to allow 12 months of liquidity available at any given point, so the increase in the number of authorized shares of common will give us flexibility to support, among other things, the growth of our business.

•As of now, we believe we have sufficient liquidity for the next 12 months.

Talking Points for Proactive Outreach to Investors (Voted No)

•Hi there, it’s [NAME] calling from Nikola; I am the [title of caller].

•You are an important Nikola shareholder, and I wanted to reach out directly regarding a very important vote we have coming up related to our Annual Meeting on June 30.

•Our records show that you have voted against Proposal 2. I wanted to take a moment to reinforce why voting in favor of Proposal 2 is critical to supporting Nikola’s journey as a leader in zero-emission transportation. I’ll then be happy to take any questions around the vote and proposal and clarify any additional information.

•Proposal 2 would allow us to increase the authorized number of shares of our company’s common stock and the proposal requires an affirmative vote from the majority of all outstanding shares to pass.

•Importantly, approval would provide us with increased flexibility to support, among other things, the growth of our business.

•We are excited about the many milestones we have reached at Nikola and Proposal 2 will help to ensure that we continue moving forward toward our vision.

•The deadline to vote is June 29 at 11:59 ET so there are only a few days left to change your vote in favor of the proposal.

•I also wanted to make sure you have the voting information so you can change your vote to a yes vote soon. Changing your vote is easy; you can do so:
◦By Phone: (855) 935-2562 or
◦Online: www.proxyvote.com

•With that, please let me know if you have any questions. On behalf of all of us here at Nikola, thank you for supporting our company and our ambitious vision for the future.

Points related to share count and liquidity:
•Nikola has 600 million shares authorized and approximately 495 million fully diluted shares, which includes 433 million shares outstanding and 62 million in options, RSUs and warrants. Nikola also has approximately 71 million of reserved / unissued shares from ELOC and convertible notes. The combination of these means Nikola has approximately 567 million fully diluted and reserved/unissued shares, as of June 8, 2022.

•This only leaves us with approximately 33 million shares available for other purposes, which is why approving this proposal is so important as it increases the authorized shares of common stock to 800 million.

•Without an increase in the number of authorized shares of common stock, Nikola may be constrained in its ability to raise capital to support its business objectives, and may lose important business opportunities, including to competitors, which could adversely affect our financial performance and growth.

•We have previously communicated publicly that we would like to allow 12 months of liquidity available at any given point, so the increase in the number of authorized shares of common will give us flexibility to support, among other things, the growth of our business.

•As of now, we believe we have sufficient liquidity for the next 12 months.